EXHIBIT 10.23

STATE OF NEBRASKA
NEBRASKA DEPARTMENT OF REVENUE

ETHANOL PRODUCTION CREDIT AGREEMENT

This agreement is entered into pursuant to NEB. REV. STAT. § 66-1344 and Laws 2001, LB 536, Section 7, between Husker Ag Processing, LLC, hereinafter referred to as "Husker Ag," and the State of Nebraska, by the State Tax Commissioner, hereinafter referred to as "the State."

It is hereby agreed between Husker Ag and the State that:

1. Husker Ag is in the process of planning and constructing an ethanol production facility and, upon completion of the anticipated construction, will own and control an ethanol production facility located along Highway 20, three miles east of Plainview, Nebraska.

2. Husker Ag hereby agrees to produce ethanol at the facility and any expansion thereof.

3. The State agrees to furnish Husker Ag the tax credits as provided by and limited in NEB. REV. STAT. § 66-1344 in effect on the date of the agreement. Credits in the amount of eighteen cents per gross gallon of ethanol produced, before denaturing, will be furnished following the procedures described below. The tax credits furnished by the State shall be in the form of nonrefundable, transferable motor vehicle fuel tax credit certificates.

4. The name plate design capacity for the production of ethanol, before denaturing, at this facility at the commencement of production will be twenty million (20,000,000) gross gallons.

5. The credits will be given only for ethanol produced at the ethanol production facility identified above at which all fermentation, distillation and dehydration take place.

6. Husker Ag may begin to apply for credits once it attains a minimum rate of ethanol production, before denaturing, of one hundred thousand (100,000) gross gallons annually. This minimum rate of ethanol production must be accomplished prior to June 30, 2004.

7. In order to show that it can accurately measure the requisite minimum rate of production, Husker Ag shall initially provide the State with documentation indicating that the metering devices used to measure the minimum rate of production have been approved by the State of Nebraska, Department of Agriculture, Division of Weights and Measures. In order to show that it can accurately measure the quantity of ethanol produced thereafter, Husker Ag shall provide the State with documentation annually indicating that the metering devices used to measure the production of ethanol have been approved by the State of Nebraska, Department of Agriculture, Division of Weights and Measures.

8. The initial application to receive credits filed by Husker Ag must establish that the minimum rate of ethanol production required has been attained. The initial application shall cover a period of one calendar month or any part thereof, but in no event shall the period be less than one day. Once the minimum rate of ethanol production has been established, Husker Ag can receive credits for a period of ninety-six (96) consecutive months, but in no event can Husker Ag apply for any credits for ethanol production which occurs after June 30, 2012. The applications used to apply for credits following the initial application shall be for periods measured by whole calendar months except that the last application of the agreement may be for a partial calendar month.

ETHANOL PRODUCTION CREDIT AGREEMENT
Husker Ag Processing, LLC

9. Not more than fifteen million six hundred twenty-five thousand (15,625,000) gross gallons of ethanol produced annually at the ethanol production facility will be eligible for the tax credits. Not more than one hundred twenty-five million (125,000,000) gross gallons of ethanol produced at the ethanol facility by the end of the ninety-six consecutive-month period described above shall be eligible for the tax credits.

10. Husker Ag must provide to the State copies of the reports filed with the Federal Bureau of Alcohol, Tobacco and Firearms on an annual basis.

11. This agreement may be amended to include any proposed expansion that is not contemplated at the time of this agreement.

12. This agreement shall not be assigned by Husker Ag without first receiving written consent from the State. Such consent shall not be unreasonably withheld and, if granted, shall be provided within thirty days of a written request for said consent. If such consent is granted, a fully executed amendment to this agreement reflecting the assignment shall be provided to the State no later than ten days following the execution of the assignment.

13. This agreement shall be binding between the parties hereto. It shall be governed by the laws of the State of Nebraska. No oral statements, proposals, or agreements shall be binding on either party.

The undersigned parties hereto accept and bind themselves to the provisions of this agreement.

Husker Ag Processing, LLC

Dated this 5th day of September, 2001.	By:	/s/ Gary Kuester

Gary Kuester
Chairman/President

ETHANOL PRODUCTION CREDIT AGREEMENT
Husker Ag Processing, LLC

Husker Ag Processing, LLC

Dated this 5th day of September, 2001.	By:	/s/ Mary Jane Egr

Mary Jane Egr
State Tax Commissioner